Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Second Quarter and Six-Month 2016 Results

Tampa, Fla. – August 2, 2016 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, reported results for the three and six months ended June 30, 2016.

Second Quarter 2016 - Financial Results

Net income totaled $7.0 million or $0.71 diluted earnings per share compared with $22.0 million or $1.93 diluted earnings per share in the second quarter of 2015.

Gross premiums earned decreased to $94.9 million from $107.8 million in the same period in 2015. The decrease was attributable to expected policy attrition as well as the previously announced rate decrease for new and renewal homeowners multi-peril business that was effective January 1, 2016.

Premiums ceded increased to $36.4 million or 38.3% of gross premiums earned from $31.4 million or 29.1% of gross premiums earned in the second quarter of 2015. The increase is attributable to the higher cost of the 2015/16 reinsurance program as compared with the 2014/15 program, which was partially offset by the decline of reinsurance costs for the 2016/17 program year, which began June 1, 2016. Reinsurance costs are expected to decline by approximately $48 million for the 2016/17 program year as compared with the 2015/16 program year.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $58.5 million compared with $76.4 million in the same period in 2015.

Investment related income was $2.1 million compared with $1.7 million in the same period in 2015. Additionally, the company recognized net non-cash charges of $0.5 million in the second quarter of 2016 and $0.3 million in the second quarter of 2015 due to declines in the fair value of securities determined to be other than temporary.

During the second quarter of 2016 the company repurchased 189,938 common shares through the share repurchase plan approved by the board of directors in December 2015. These shares were repurchased at an average price, inclusive of fees and commissions, of $31.63 per share.

Losses and loss adjustment expenses were $26.3 million compared with $20.6 million in the same period in 2015. The 2016 expenses were impacted by weather-related events and continued reserve strengthening due to trends involving assignment of benefits and related litigation.

Policy acquisition and other underwriting expenses were $10.9 million compared with $10.4 million in the comparable period in 2015. The increase was primarily attributable to commissions and premium taxes related to the policies assumed in 2015 from Citizens that have renewed and are included in 2016 written premiums.

Salaries and wages were $5.7 million compared with $5.2 million in the same period in 2015. The increase was attributable to an increase in employee headcount as well as merit increases during 2016 and 2015.

Second Quarter 2016 - Financial Ratios

The company’s loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) was 44.9% compared with 26.9% for the second quarter of 2015.

The expense ratio (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 41.0% compared with 30.0% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 85.9% compared with 56.9% for the same year-ago period.

Due to the impact reinsurance costs have on net premiums earned from period to period, the company believes the combined ratio measured to gross premiums earned is more relevant in assessing overall performance. The combined ratio to gross premiums earned was 53.0% compared with 40.4% for the second quarter of 2015.

Six Months Ended June 30, 2016 - Financial Results

Net income totaled $13.1 million or $1.31 diluted earnings per common share compared with $47.4 million or $4.14 diluted earnings per common share for the six months ended June 30, 2015.

Gross premiums earned decreased to $193.7 million from $217.3 million in the same year-ago period.

Premiums ceded were $76.8 million or 39.6% of gross premiums earned compared with $59.2 million or 27.2% of gross premiums earned during the same period in 2015.

Net premiums earned decreased to $117.0 million from $158.1 million in the same period in 2015.

Investment related income was $3.5 million compared with $2.9 million in the same period in 2015. Additionally, the company recognized net non-cash charges of $1.2 million in the six months ended June 30, 2016 and $2.0 million in the six months ended June 30, 2015 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses for the six months ended June 30, 2016 and 2015 were $53.4 million and $39.6 million, respectively.

Policy acquisition and other underwriting expenses were $22.0 million compared with $20.2 million for the six months ended June 30, 2015.

Salaries and wages were $11.1 million compared with $10.1 million in the same period in 2015.

Six Months Ended June 30, 2016 - Financial Ratios

The loss ratio was 45.6% compared with 25.0% in the six months ended June 30, 2015.

The expense ratio was 41.0% compared with 28.5% in the same period in 2015.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 86.6% compared with 53.5% in the same period in 2015.

The combined ratio to gross premiums earned was 52.3% compared with 38.9% for the six months ended June 30, 2015.

Management Commentary

“We posted solid results for the second quarter 2016, which represents our 35th consecutive profitable quarter,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “Looking forward, we are well positioned to capitalize on future opportunities in the ever-changing insurance market.”

Conference Call

HCI Group will hold a conference call later today, August 2, 2016, to discuss these financial results. Chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13639472

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through September 2, 2016.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13639472

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that catastrophes, policy acquisitions and other events will not inhibit an expected decline in reinsurance costs for the 2016/17 program year from the previous year, that opportunities will arise or that the company will capitalize on any such opportunities that do arise. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At June 30, 2016	At December 31, 2015
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $133,322 and $128,614, respectively)	$135,707	125,009
Equity securities, available for sale, at fair value (cost: $46,045 and $47,548, respectively)	49,712	48,237
Limited partnership investments, at equity	25,269	23,930
Investment in unconsolidated joint venture, at equity	5,015	4,787
Real estate investments (inclusive of $2,958 and $2,906 of consolidated variable interest entities, respectively)	31,661	30,954

Total investments	247,364	232,917
Cash and cash equivalents (inclusive of $25 and $57 of consolidated variable interest entities, respectively)	309,274	267,738
Accrued interest and dividends receivable	1,389	1,390
Income taxes receivable	4,837	1,858
Premiums receivable	27,228	19,631
Prepaid reinsurance premiums	35,793	40,747
Deferred policy acquisition costs	21,091	18,602
Property and equipment, net	11,598	11,786
Deferred income taxes, net	1,117	3,189
Other assets (inclusive of $3 and $0 of consolidated variable interest entities, respectively)	10,780	39,128

Total assets	$670,471	636,986

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$54,727	51,690
Unearned premiums	208,600	187,290
Advance premiums	13,824	4,983
Assumed reinsurance balances payable	—	1,084
Accrued expenses (inclusive of $25 and $21 of consolidated variable interest entities, respectively)	11,330	6,316
Long-term debt	128,123	129,429
Other liabilities (inclusive of $1,158 and $1,108 of consolidated variable interest entities, respectively)	14,110	18,472

Total liabilities	430,714	399,264

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,837,603 and 10,292,256 shares issued and outstanding in 2016 and 2015, respectively)	—	—
Additional paid-in capital	13,262	23,879
Retained income	222,778	215,634
Accumulated other comprehensive income (loss), net of taxes	3,717	(1,791)

Total stockholders’ equity	239,757	237,722

Total liabilities and stockholders’ equity	$670,471	636,986

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Gross premiums earned	$94,912	107,765	$193,731	217,332
Premiums ceded	(36,384)	(31,378)	(76,756)	(59,217)

Net premiums earned	58,528	76,387	116,975	158,115
Net investment income	1,725	1,795	3,215	3,204
Net realized investment gains (losses)	391	(74)	316	(267)
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(228)	(293)	(636)	(1,983)
Portion of loss recognized in other comprehensive income, before taxes	(314)	—	(581)	—

Net other-than-temporary impairment losses	(542)	(293)	(1,217)	(1,983)
Policy fee income	988	942	1,995	1,483
Gain on repurchases of convertible senior notes	—	—	153	—
Other	430	311	830	726

Total revenue	61,520	79,068	122,267	161,278

Expenses
Losses and loss adjustment expenses	26,272	20,565	53,352	39,604
Policy acquisition and other underwriting expenses	10,879	10,443	21,989	20,242
Salaries and wages	5,680	5,236	11,064	10,134
Interest expense	2,611	2,679	5,440	5,340
Other operating expenses	4,849	4,562	9,496	9,329

Total operating expenses	50,291	43,485	101,341	84,649

Income before income taxes	11,229	35,583	20,926	76,629
Income tax expense	4,205	13,561	7,846	29,229

Net income	$7,024	22,022	$13,080	47,400

Basic earnings per share	$0.71	2.17	$1.31	4.67

Diluted earnings per share	$0.71	1.93	$1.31	4.14

Dividends per share	$0.30	0.30	$0.60	0.60

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